                                  EXHIBIT 11.1

                        COMPUTATION OF EARNINGS PER SHARE

A reconciliation of basic to diluted earnings per share for the quarter ended September 30, 1998 and 1997, is as follows:

                                                        1998               1998               1997               1997
                                                       Basic             Diluted             Basic             Diluted
                                                    ------------       ------------       ------------       ------------
     Net earnings (loss)                            $    (63,625)      $    (63,625)      $   (162,839)      $   (162,839)
                                                    ============       ============       ============       ============
     Weighted average number of
           common shares outstanding
           during the period                          17,024,525         17,024,525         17,016,833         17,016,833

     Net effect of dilutive stock options
           based on the treasury stock
           method at market prices                            --                 --                 --                 --
                                                    ------------       ------------       ------------       ------------
     Shares used for computation                      17,024,525         17,024,525         17,016,833         17,016,833
                                                    ============       ============       ============       ============
     Net earnings (loss) per share                   $      (0.00)      $      (0.00)      $      (0.01)      $      (0.01)
                                                    ============       ============       ============       ============


As the Company incurred a net loss for the three months ended September 30, 1998 and 1997, there were no adjustments for potentially dilutive securities as the adjustments would have been antidilutive.